Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
To Prospectus dated May 6, 2009	File No. 333-134872

AMBIENT CORPORATION

This document supplements the prospectus dated May 6, 2009 relating to the offer and sale by certain selling stockholders of up to 73,533,332 our common stock, par value $0.001 (the “Common Stock”) issuable upon exercise of currently exercisable warrants. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

On June 30, 2009, Ambient Corporation extended the expiration date for (i) the outstanding Class A Warrants which are exercisable in the aggregate for 33,333,333 shares of our Common Stock, (ii) outstanding Placement Agent Warrants exercisable for 3,333,333 shares of Common Stock and (iii) certain other warrants exercisable for 100,000 shares of Common Stock, to August 31, 2009 (from June 30, 2009). In addition, during the extended period, the exercise price of these warrants will be reduced to $0.15 per share (from $0.20 per share). Each of these warrants, as originally issued, entitled the holder to purchase one share of the Company’s common stock at a price of $0.20 per share through June 30, 2009.

Except as modified, all of the terms and conditions contained in the applicable Warrant instruments, except for the ‘cashless exercise’ provisions, will continue in full force and effect during the extension period. No other changes were made with respect to the terms and conditions of these Warrants. Additionally, no changes were made with respect to the Class B common stock purchase warrants issued contemporaneously with the Class A Warrants or any of the other outstanding warrants.

AS YOU REVIEW THE PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THE SECTION OF THIS PROSPECTUS TITLED “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES EXCHANGE AND COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 30, 2009.